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EXHIBIT 99.1

                 CITIZENS HOLDING COMPANY ANNOUNCES ACQUISITION

PHILADELPHIA, Miss.--(BUSINESS WIRE)--January 22, 2002--Citizens Holding Company (Amex:CIZ) today announced that it has signed a Letter of Intent to acquire CB&T Capital Corp. and Citizens Bank and Trust Company of Louisville, Mississippi in a cash transaction. The purchase price to be paid by Citizens Holding Company is tied to the book value of CB&T Capital Corp. at the end of the month immediately preceding the effective date of the acquisition. As of September 30, 2001, Citizens Bank & Trust had assets of approximately $70.2 million. The acquisition, if completed, will increase the assets of Citizens Holding Company to approximately $495 million.

Chairman of the Board Steve Webb stated, "The acquisition of CB&T and Citizens Bank and Trust will allow us to expand into this area of East Central Mississippi that we believe has potential. Expanding our service area to the north is something that we have considered for some time and we feel that this acquisition is the best way to accomplish this. We look forward to continuing to serve the people of Winston County with high quality banking products and services."

The acquisition is subject to approval by bank regulatory authorities and may require approval of the shareholders of the CB&T Capital Corp. depending on the final structure for the transaction. The transaction will be completed promptly after the receipt of all required approvals.

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank has sixteen banking locations in seven counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company's transfer agent is American Stock Transfer & Trust Company.


Contact:

Citizens Holding Company, Philadelphia
Robert T. Smith, 601/656-4692
Rsmith@netdoor.com